Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

SC TO

Zoomcar Holdings, Inc.

Table 1 to Paragraph (a)(7)

Line Item Type	Notes	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to be Paid	(1)	$33,812,246.23	0.0001381	$4,669.48
Fees Previously Paid	(2)	$0.00		$0.00

Total Transaction Valuation:		$33,812,246.23
Total Fees Due for Filing:				$4,669.48
Total Fees Previously Paid:
Total Fee Offsets:				0.00
Net Fee Due:				$4,669.48

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Offering Note(s)

(1)	Estimated solely for purposes of calculating the amount of the filing fee pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based on the product of (i) $0.07, the last sale reported of the Issuer’s Common Stock on January 22, 2026 as reported on The OTC Market, and (ii) 483,032,089, the estimated number of shares of Common Stock to be exchanged in the transaction.

The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act and the Fee Rate Advisory issued August 25, 2025, by multiplying the transaction value by 0.00013810.
(2)	The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act and the Fee Rate Advisory issued August 25, 2025, by multiplying the transaction value by 0.00013810.